Exhibit 99.1

Overseas Shipholding Group

Announces Increase in Share Repurchase Program

Tampa, FL –June 21, 2023 – Overseas Shipholding Group, Inc. (NYSE: OSG) (the “Company” or “OSG”) today announced that its Board of Directors authorized an increase to its stock repurchase program of an additional $10 million of the Company’s common stock, raising the total value of the stock repurchase program to $20 million.

Sam Norton, OSG’s President and CEO, stated, “In representing OSG’s stockholders, OSG’s Board of Directors continuously evaluates opportunities for the use of our available cash. The Board has taken into account a variety of factors in reaching its determination to increase the stock repurchase program which is underway.”

Under the program, the Company may repurchase shares from time to time in open market transactions (including the use of trading plans under SEC Rule 10b5-1) or in privately negotiated transactions. The timing and amounts of any purchases will be based on market conditions and other factors, such as price, in accordance with applicable laws. The program has no time limit, may be suspended, modified or discontinued at any time, and does not obligate OSG to purchase any particular amount of its common stock. The Company intends to fund the share repurchase program with excess cash.

About Overseas Shipholding Group, Inc

Overseas Shipholding Group, Inc. (NYSE: OSG) is a publicly traded company providing liquid bulk transportation services in the energy industry for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator in the Jones Act industry and in the Tanker Security Program. OSG’s U.S. Flag fleet consists of Suezmax crude oil tankers doing business in Alaska, conventional and lightering ATBs, shuttle and conventional MR tankers, and non-Jones Act MR tankers that participate in the U.S. Tanker Security Program.

OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.

Investor Relations & Media Contact:

Susan Allan, Overseas Shipholding Group, Inc.

(813) 209-0620

sallan@osg.com

Source: Overseas Shipholding Group, Inc.